Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to use in this Amendment No. 1 to Registration Statement No. 333-45065 of F&M National Corporation on Form S-4 of our report dated January 17, 1997 (January 27, 1998, as to Note 10b) relating to the consolidated financial statements of Peoples Bank of Virginia as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/DELOITTE & TOUCHE LLP

Richmond, Virginia
February 11, 1998